UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 28, 2010 (December 21, 2010)

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-34134	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

9th Floor, Vision Building,
No. 39 Xueyuanlu, Haidian District,
Beijing, China 100191
(Address of Principal Executive Offices)

(86) 10-51691999
Registrant’s Telephone Number, Including Area Code:

________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 21, 2010, the Board of Directors of China TransInfo Technology Corp. (the “Company”) appointed Roger (Rong) Zhang as the new Chief Financial Officer of the Company, effective January 1, 2011. From January 1, 2011, Danxia Huang will no longer sever as the Company’s interim chief financial officer.

Mr. Zhang, age 50, has extensive experience in finance, accounting, management, and internal control. Prior to joining the Company, from July 2009 to December 2010, Mr. Zhang worked in Beijing as the Chief Financial Officer of China Vocational Training Holdings Co., Ltd., the largest automotive technician training school chain in China. Since August 2008, Mr. Zhang has served as a non-employee director of SVTeck, Inc., a silicon valley start-up in online reputation grading/search business using advanced dynamic programming as well as artificial intelligence and of OKIKI Education Management Co., Ltd., a preschool education chain aiming at expansion in China. From August 2007 to August 2008, Mr. Zhang worked as the Chief Financial Officer of Taizinai Group, a major company in China’s beverage market. From July 2005 to July 2007, Mr. Zhang was the Asia Pacific Controller of DraftFCB as well as the Asia Pacific Lead Area Controller of Interpublic Group of Companies, Inc. (DraftFCB's parent company), one of the world’s largest advertising and marketing services companies. From January 2004 to July 2005, Mr. Zhang was a Senior Analyst and Project Leader at MCI, Inc., now a telecommunications subsidiary of Verizon Communications Inc., a global broadband and telecommunications company. From July 1997 to January 2004, Mr. Zhang worked in several finance and accounting positions in the United States, including as a Senior Analyst in Atlanta at ACSI Network Technologies, a telecommunications company that specialized in fiber optic broadband services; Senior Auditor at Union Camp Corporation and International Paper, an American pulp and paper company and as a Staff Auditor at Deloitte & Touche's Atlanta, Georgia office. Mr. Zhang holds an MBA in accounting from J. Mack Robinson School of Business, Georgia State University, and Master of Arts in Economics from Georgia State University, and Master of Sciences in Environmental Science from East China Normal University in Shanghai. He is a U.S. Certified Public Accountant.

On December 21, 2010, the Company and Mr. Zhang entered into an employment agreement (the “Employment Agreement”), which will become effective on January 1, 2011 (the “Effective Date”). The term of the Employment Agreement is for four years (the “Initial Term”) commencing on the Effective Date. After the Initial Term of employment, Mr. Zhang’s employment will be “at will” and either the Company or Mr. Zhang may terminate the employment with or without cause or advance notice.

The Employment Agreement provides, among other things, that Mr. Zhang’s annual base salary will be 737,700 Renminbi (approximately $111,000) (the “Base Salary”). In addition, on or about January 3, 2011, the Company will grant to Mr. Zhang a nonstatutory option to acquire 504,901 shares of the Company’s common stock under the Company’s 2009 Equity Incentive Plan at an exercise price per share equal to the fair market value per share of such common stock on the date of grant. The option will vest over a four-year period beginning on the grant date. The Company and Mr. Zhang will enter into a stock option agreement on or about the grant date to govern the stock option that will be granted to Mr. Zhang.

During the Initial Term, if Mr. Zhang terminates his employment for any reason or if the Company terminates the employment due to death, permanent disability, or with cause, Mr. Zhang will be entitled only to the Base Salary through the date of the termination and any other benefits legally required to be paid to Mr. Zhang. “Cause” is defined generally to include crime, dishonesty, embezzlement, continuing inability or refusal to perform reasonable duties, and moral turpitude. The Employment Agreement also contains covenants prohibiting Mr. Zhang from competing with the Company, disclosing any confidential information of the Company and soliciting the Company’s customers and employees, both during his employment and for specified periods after the termination of employment.

The foregoing summary of the material terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

There is no family relationship that exists between Mr. Zhang and any directors or executive officers of the Company. In addition, there has been no transaction, no is there any currently proposed transaction between Mr. Zhang and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of a December 21, 2010 press release announcing Mr. Zhang’s appointment as Chief Financial Officer of the Company is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between China TransInfo Technology Corp. and Roger (Rong) Zhang, dated December 21, 2010.
99.1	Press release dated December 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: December 28, 2010

/s/ Shudong Xia
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between China TransInfo Technology Corp. and Roger (Rong) Zhang, dated December 21, 2010.
99.1	Press release dated December 21, 2010